EXHIBIT 24.1
                   CONSENT OF INDEPENDENT ACCOUNTANTS




    We consent to the incorporation by reference in the registration statements for the Ionics 1979 Stock Option Plan on Form S-8 (Registration Nos. 33-41598, 33-5814, 33-14194, 2-64255, 2-72936 and 2-82780; in the
registration statement for the Ionics Section 401(k) Stock Savings Plan on Form S-8 (Registration No. 33-2092); and in the Registration Statement for the Ionics 1986 Stock Option Plan for Non-Employee Directors (Registration No. 33-54400), of our reports dated February 22, 1994, on our audits of the consolidated financial statements and the financial statement schedules of Ionics, Incorporated as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which are included or incorporated by reference in this Annual Report on Form 10-K.




                                             COOPERS & LYBRAND



Boston, Massachusetts
March 28, 1994

























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